UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 27, 2012

REPUBLIC BANCORP, INC.
(Exact name of registrant as specified in its charter)

Kentucky	0-24649	61-0862051
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 West Market Street, Louisville, Kentucky	40202
(Address of principal executive offices)	(zip code)

 Registrant’s telephone number, including area code: (502) 584-3600

Not Applicable
(Former Name or former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02.	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On August 27, 2012, Republic Bank & Trust Company (the “Bank”), a wholly owned subsidiary of Republic Bancorp, Inc. (the “Company”), received a termination notice to the Amended and Restated Marketing and Servicing Agreement, dated November 29, 2011 (the “Agreement”), with JTH Tax Inc. d/b/a Liberty Tax Service (“Liberty”) related to the Bank’s Electronic Refund Check (“ERC”) and Electronic Refund Deposit (“ERD”) products (collectively, referred to as “Bank Products”), as well as the Bank’s previously offered Refund Anticipation Loan (“RAL”) product.

Liberty provides preparation services of federal, state and local individual income tax returns in the United States through franchised and company-owned tax offices. The Bank Products essentially comprise the products offered through the Company’s Republic Processing Group (“RPG”) business segment.

Prior to its termination, the restated Agreement had, among other things:

(1)	set the term of the Agreement to expire on October 16, 2014;
(2)	named the Bank as the exclusive provider of all Bank Products and the previously offered RAL product for a mutually agreed upon list of locations through the term of the contract; and
(3)	provided that either party may at its option terminate the Agreement upon twenty (20) days’ prior written notice if (i) the other party has materially breached any of the terms thereof and has failed to cure such breach within such twenty day time period or (ii) the continued operation of the Financial Product Program or the electronic filing program was no longer commercially feasible or practical, or no longer provided the same opportunity, to the terminating party due to legal, legislative or regulatory determinations, enactments or interpretations or significant external events or occurrences beyond the control of the terminating party; and provided that in the case of clause (ii) above, the parties shall first mutually endeavor in good faith to modify the Financial Product Program in a manner resolving the problems caused by legal, legislative, regulatory or external events or occurrences.

Liberty’s termination letter states that it is terminating the Agreement effective September 16, 2012, under section 9(b) of the Agreement, with the termination provisions of this section listed in bullet point (3) above.  Under the terms of the Agreement, a termination under section 9(b) requires no early termination penalty for either party.  Liberty’s termination letter further states that it “remains committed to working with Republic in good faith to modify or replace the Agreement to reflect a mutually agreeable relationship that would satisfactorily resolve the problems giving rise to termination.”  While the Bank continues to work with Liberty to reach a mutually agreeable solution, the Bank has notified Liberty that the Bank believes there has been no occurrence that would give rise to termination of the Agreement and that the Bank disagrees with Liberty’s interpretation of the Agreement relative to Liberty’s ability to terminate.  The Bank will continue to evaluate its alternatives as it seeks to protect its rights under the Agreement.

Approximately 19% and 20% of RPG’s gross revenue for the six months ended June 30, 2012 and 2011 was derived from Liberty tax offices.  Termination of this contract or a renewal of this contract at substantially different terms will have a material adverse impact to the Company’s results of operations in 2013 and beyond.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement which is filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 2, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Republic Bancorp, Inc.

Date:	August 29, 2012	By:	/s/ Kevin Sipes
Kevin Sipes
Executive Vice President, Chief Financial
Officer & Chief Accounting Officer

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